Exhibit 99.1

Admiral Mark E. Ferguson, USN, Retired, Elected to VSE Board of Directors

Alexandria, Virginia (November 8, 2017) - VSE Corporation (NASDAQ: VSEC) announced today that Admiral Mark E. Ferguson, USN, Retired, has been elected as a member of the VSE Board of Directors effective December 1, 2017.

Admiral Ferguson retired from the U.S. Navy in July 2016, after concurrently serving as Commander of the U.S. Naval Forces Europe and U.S. Naval Forces Africa, as well as Commander of NATO’s Allied Joint Force Command, Naples, Italy.  Admiral Ferguson was responsible for the overall command, operational control, and coordination of U.S. naval forces in the waters bordering the coasts of Europe and Africa, including the Baltic, Mediterranean and Black Seas. Admiral Ferguson previously served as Vice Chief of Naval Operations, where he was responsible for the global business operations, personnel and leadership development, and execution of the Navy’s annual budget. In his thirty-eight year naval career, Admiral Ferguson specialized in cyber defense, congressional and regulatory affairs, strategic planning, and personnel and operations management. He is a nuclear-trained surface warfare officer and holds a master’s degree in computer science from the Naval Postgraduate School.

“We are pleased to welcome Mark to VSE’s Board of Directors,” said Cliff Kendall, VSE Chairman of the Board. “Mark’s track record of leadership and experience in the naval operations community, particularly his experience in cyber defense, strategic planning, regulatory affairs and operations management, will be valuable to our board as we continue to execute our company’s strategy. His unique skillset and his demonstrated leadership with integrity, agility and industriousness complement our strong board with a diverse range of experience, and we look forward to his contributions.”

Admiral Ferguson has received numerous decorations for his service; including the Defense Distinguished Service Medal, the Navy Distinguished Service Medal with two award stars, the Legion of Merit with two award stars, the Defense Meritorious Service Medal, the Meritorious Service Medal with two award stars, and the Navy and Marine Corps Commendation Medal with one award star.

Since retiring from the Navy, Admiral Ferguson has joined the board of trustees of the Center for Naval Analysis Corporation, which oversees the conduct of research and classified analysis for the Department of Defense and other state and local government agencies. He also serves as a Senior Advisor to McKinsey & Company, providing subject matter expertise on naval weapons systems and ship construction and repair.

About VSE
Established in 1959, VSE is a diversified logistics and services company with experience in solving issues of global significance with integrity, agility, and value. VSE is dedicated to making our federal and commercial clients successful by delivering innovative solutions for vehicle, ship, and aircraft sustainment, supply chain management, platform modernization, mission enhancement, program management, energy, IT, and consulting services. For additional information regarding VSE services and products, please see the Company's web site at www.vsecorp.com or contact Christine Kaineg, VSE Investor Relations, at (703) 329-3263.

VSE News Contact: Christine Kaineg -- (703) 329-3263.